Exhibit 99.1

T2 Biosystems Reports Third Quarter Results

Recent Collaborations and Strategic Investment Position Company for Long-Term Growth

Company to Track Number of High-Risk Patients as Key Reporting Metric

Company Refocusing Resources Ahead of T2Bacteria™ Launch

LEXINGTON, Mass., November 1, 2016 — T2 Biosystems, Inc. (NASDAQ: TTOO), a company developing innovative diagnostic products to improve patient health, today announced results for the third quarter ended September 30, 2016.

Recent Operational and Third Quarter Performance Highlights:

•                  Announced a collaboration with Allergan to develop a novel diagnostic panel to detect bacterial species and gram-negative resistance for patients at risk for or suffering from sepsis. Allergan is granted an option to cooperatively market T2 Biosystems’ menu of sepsis diagnostics to targeted hospitals around the world through Allergan’s leading physician-facing institutional sales force.

•                  Announced a $40 million common stock equity investment by Canon U.S.A.

•                  Announced continued patient enrollment progress in the registration-enabling trial of its T2Bacteria™ Panel. The Company remains on track for a mid-2017 FDA filing.

•                  Welcomed three positive T2Candida® customer poster presentations at IDWeek (Oct. 26-30; New Orleans, LA); including Henry Ford Hospital, which reported savings of approximately $2 million over a 12-month period, after implementing widespread T2Candida testing.

•                  Closed six new customer commitments, representing ten hospitals, for the T2Dx® Instrument and T2Candida Panel, providing access to an estimated 43,000 patients annually at high risk of Candida infections.

•                  Announced a worldwide installed base of 125 hospitals with access to the T2Dx system, representing approximately 345,000 annualized patients considered to be at high risk of sepsis infections — an almost 150% year-over-year increase in high-risk patients.

•                  Commenced the streamlining of direct commercial efforts in the U.S. ahead of the T2Bacteria launch, anticipated in 2017, enabled by the Allergan cooperative marketing partnership.

•                  Grew revenue to $1.1 million, including $580,000 of product revenue. Product revenue grew over 275% from the second quarter of 2016 to the third quarter of 2016.

•                  Reduced total operating expenses, excluding costs of product revenue, to $11.14 million compared to $12.5 million for the second quarter of 2016.

•                  Ended the third quarter of 2016 with approximately $75 million in cash and cash equivalents.

Additionally, the Company also announced that it is changing its key reporting metric from the number of signed contracts, to the number of hospitals and the estimated annual number of symptomatic, high-risk patients in hospitals and hospital systems under contract. The Company believes this metric better indicates the growing total opportunity within the expanding T2 product portfolio.

“2016 continues to be a transformative year for T2 Biosystems,” said President and Chief Executive Officer John McDonough. “We have taken a number of strategic actions to position us for long-term sustainable growth, including our announced partnerships with Allergan and Bayer, and the injection of new capital from Canon U.S.A. The Allergan partnership illustrates how our sepsis diagnostics product line can enable new and better use of anti-infective therapeutics, while the commercial elements of the partnership allow us to reduce the size of our direct commercial sales efforts until the launch of T2Bacteria. Partnerships represent significant third-party endorsement of our technology and the critical role our platform can play in the clinical management of patients. As such, we are actively working to expand our partnership pipeline.”

“Over the next few quarters, we expect continued unpredictability in sales cycles within hospitals, and as a result, high customer acquisition costs,” said David Harding, chief commercial officer. “Therefore, we are streamlining our direct commercial efforts in the U.S. to focus on institutions and hospital systems that are committed to sepsis monitoring. Our objective will be to work very closely with these institutions so that they become a core group of high-value reference accounts and the future success stories that will drive adoption of T2Candida, T2Bacteria and our Gram-Negative Resistance Panel. Despite a smaller footprint, we believe that we will continue to close new high-value hospitals and hospital systems at a rate consistent with recent quarters.”

Financial Results

Total revenue in the third quarter of 2016 was $1.1 million, which consisted of $580,000 of product revenue and $504,000 of research revenue. Product revenue in the third quarter of 2016 was primarily derived from the sale of consumable diagnostic tests and the sale of instruments. In comparison, the Company recorded total revenues of $1.05 million and $245,000 of product revenue in the third quarter of 2015.

Total operating expenses, excluding costs of product revenue, for the quarter were $11.14 million compared to $12.5 million for the second quarter of 2016 and $11.4 million for the third quarter of 2015.

The net loss applicable to common shareholders for the quarter was $12.78 million, or $0.51 loss per share, compared to $11.6 million, or $0.57 loss per share, for the third quarter of 2015.

The Company has cash and cash equivalents of approximately $75 million as of September 30, 2016 with an additional $5.4 million available under a debt facility.

Upcoming Corporate Milestones

•                  Completing the clinical trial for T2Bacteria and filing for market clearance with the FDA by mid-2017.

•                  Earning a CE mark that will enable the launch of T2Bacteria in Europe in the second half of 2017.

•                  Collaborating with European distributors to enable the commercial launch of T2Bacteria in the second half of 2017.

•                  Completing preclinical studies for T2Lyme™ in 2017, which will lead to an expected FDA clinical trial in 2018.

•                  Commencing pre-clinical studies for the Gram Negative Resistance Panel in 2018.

“Looking forward, we continue to believe that the introduction of T2Bacteria will be a catalyst for our business,” said McDonough. “It will expand our sepsis diagnostics product portfolio, and we expect the sales cycles to accelerate and more accounts to actively engage following the launch. At the same time, success stories, such as the ones presented by Henry Ford and others at IDWeek, will help validate our paradigm-changing technology and value proposition for new customers.”

Outlook

The Company is targeting an increase in the number of high-risk patients at customer facilities by 150,000 patients over the next 12 months.

Additionally, the Company anticipates higher product revenue in the fourth quarter of 2016 from the testing of more patients with T2Candida than was realized in the first three quarters of 2016, primarily as a result of additional hospitals going live and the increased use of the T2Candida Panel at institutions that are already testing patients. Total product revenue could show flat to nominal growth due to fewer instrument sales expected in the fourth quarter. Research revenue is expected to be comparable to what was realized in the third quarter of 2016.

The Company anticipates total operating expenses for the fourth quarter of 2016 to be between $11.3 million and $11.8 million, of which approximately $1.7 million is non-cash expenses, which are primarily depreciation and stock compensation expense.

The Company is forecasting weighted average shares for the fourth quarter of 2016 to be 30.4 million and, for the full year, the Company is forecasting 26 million.

Conference Call

T2 Biosystems’ management will discuss the Company’s financial results for the third quarter ended September 30, 2016, and provide a general business update during a conference call beginning at 4:30 p.m. Eastern Time today, November 1. To join the call, participants may dial 1-877-407-9039 (US) or 1-201-689-8470 (International). To listen to the live call via T2 Biosystems’ website, go to www.t2biosystems.com, in the Investors/Events & Presentations section. A webcast replay of the call will be available for 90 days following the conclusion of the call in the Investors/Events & Presentations section of the website.

About T2 Biosystems

T2 Biosystems is focused on developing innovative diagnostic products to improve patient health. With two FDA-cleared products targeting sepsis and a range of additional products in development, T2 Biosystems is an emerging leader in the field of in vitro diagnostics. The Company is utilizing its proprietary T2 Magnetic Resonance platform, or T2MR®, to develop a broad set of applications aimed at lowering mortality rates, improving patient outcomes and reducing the cost of healthcare by helping medical professionals make targeted treatment decisions earlier. T2MR enables the fast and sensitive detection of pathogens, biomarkers and other abnormalities in a variety of unpurified patient sample types, including whole blood, eliminating the time-consuming sample prep required in current methods. For more information, please visit www.t2biosystems.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the performance of the Company’s diagnostic products and the ability to bring such products to market. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. For more information on risk factors for T2 Biosystems, Inc.’s business, please refer to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 9, 2016, under the heading “Risk Factors,” and other filings the Company makes with the Securities and Exchange Commission from time to time. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, even if subsequent events cause its views to change. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Media Contact:

Susan Heins,

Pure Communications

susan@purecommunicationsinc.com

864-346-8336

Investor Contact:

Matt Clawson,

Pure Communications

matt@purecommunicationsinc.com

949-370-8500

TABLES TO FOLLOW

T2 Biosystems, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Revenue:
Product revenue	$580	$245	$1,168	$255
Partner revenue	504	804	2,003	1,547
Total revenue	1,084	1,049	3,171	1,802
Costs and expenses:
Cost of product revenue	1,894	829	4,701	832
Research and development expenses	5,200	6,204	18,160	18,724
Selling, general and administrative expenses	5,935	5,181	18,282	14,086
Total costs and expenses	13,029	12,214	41,143	33,642
Loss from operations	(11,945)	(11,165)	(37,972)	(31,840)
Interest expense, net	(876)	(501)	(2,416)	(1,455)
Other income (expense), net	38	22	133	37
Net loss and comprehensive loss	$(12,783)	$(11,644)	$(40,255)	$(33,258)

Net loss per share applicable to common stockholders - basic and diluted	$(0.51)	$(0.57)	$(1.64)	$(1.64)
Weighted-average number of common shares used in computing net loss per share applicable to common stockholders	25,027,751	20,331,274	24,524,508	20,225,056

T2 Biosystems, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	September 30, 2016	December 31, 2015

Assets
Current Assets:
Cash and cash equivalents	$75,111	$73,662
Accounts receivable	379	369
Prepaid expenses and other current assets	955	838
Inventory	1,338	683
Total current assets	77,783	75,552
Property and equipment, net	13,628	10,655
Restricted cash	260	260
Other assets	331	358
Total assets	$92,002	$86,825
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$895	$1,228
Accrued expenses and other current liabilities	5,036	4,162
Current portion of notes payable	11,495	4,449
Current portion of lease incentives	293	268
Deferred revenue	817	2,146
Total current liabilities	18,536	12,253
Notes payable, net of current portion	21,246	26,121
Lease incentives, net of current portion	864	1,076
Other liabilities	774	436
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 200,000,000 shares authorized at September 30, 2016 and December 31, 2015; 30,431,301 and 24,175,381 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	30	24
Additional paid-in capital	239,692	195,800
Accumulated deficit	(189,140)	(148,885)
Total stockholders’ equity	50,582	46,939
Total liabilities and stockholders’ equity	$92,002	$86,825

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